News Release For Immediate Release Company Contact: Jack Collins, Investor Relations Phone: (405) 702-7460 Website: www.qrcp.net

Quest Resource Announces Second Quarter 2008 Results

OKLAHOMA CITY – August 11, 2008 – Quest Resource Corporation (NASDAQ: QRCP) (“QRCP”) today reported financial results for the three and six months ended of June 30, 2008. For the quarter, adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA), a non-GAAP measure, rose by 54% from the year ago period. The increase in Adjusted EBITDA was primarily driven by a 28% increase in natural gas equivalent production, higher realized natural gas and oil prices, a 12% reduction in per unit lease operating costs, and contributions from the interstate pipeline acquired in November 2007.

Net Income totaled $5.0 million, or $0.21 per share, for the three months ended June 30, 2008 as compared to a Net Loss of $4.5 million, or $0.20 per share, in the year ago period. Net Cash Provided by Operating Activities totaled $32.2 million for the three months ended June 30, 2008 as compared to $2.2 million in the year ago period. Adjusted EBITDA is reconciled to Net Income (Loss) and Net Cash Provided by Operating Activities, its most directly comparable GAAP measures, in the financial schedules at the end of this release.

Selected financial information in a comparative format for the three and six months ended June 30, 2008 and 2007 are shown in the table below. For additional detail, investors can access QRCP’s Form 10-Q which was filed with the Securities and Exchange Commission on August 11, 2008.

Select Financial and Operating Data (unaudited, in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Total Revenue	$47,123	$29,640	$91,427	$56,718
Operating Income	8,499	3,689	19,714	8,105
Net Income (Loss) Before Minority Interest	11,990	(3,837)	(5,703)	(6,714)
Minority Interest	(7,026)	(650)	(975)	(1,084)
Net Income (Loss)	4,964	(4,487)	(6,678)	(7,798)
Net Income (Loss) Per Share Basic	0.21	(0.20)	(0.28)	(0.35)
Net Income (Loss) Per Share Diluted	0.21	(0.20)	(0.28)	(0.35)

Net Cash Provided by Operating Activities	$32,179	$2,240	$41,490	$12,623
Adjusted EBITDA[1]	23,780	15,439	50,104	28,913

Weighted Avg Shares Out. Basic	23,773	22,217	23,534	22,212
Weighted Avg Shares Out. Diluted	23,831	22,217	23,534	22,212

(1) A reconciliation of Adjusted EBITDA to Net Income (Loss) and Net Cash Provided by Operating Activities, its most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, follows this news release.

Cash Distributions from Affiliates

Quest Energy Partners, L.P. (NASDAQ: QELP) (“QELP”), the natural gas and oil master limited partnership formed with the contribution of certain producing properties from QRCP, declared a cash distribution of $0.43 per unit for the second quarter of 2008 for all of its outstanding units, a 4.9% increase from the prior quarter. The distribution will be paid on August 14, 2008 to unit holders of record at the close of business on August 4, 2008. QRCP owns approximately 57% of the outstanding common and subordinated units and 100% of the general partner of Quest Energy. QRCP will receive approximately $5.4 million in cash distributions from its ownership interest in Quest Energy for the second quarter of 2008.

Quest Midstream Partners, L.P. (“Quest Midstream”) declared a cash distribution for the second quarter of 2008 in the amount of $0.425 per common unit (and the proportionate distribution on the general partner’s units). The distribution will be paid on August 14, 2008 to unitholders of record at the close of business on August 4, 2008. QRCP owns subordinated units representing approximately 36% of the outstanding limited partner units and 85% of the general partner of Quest Midstream. QRCP will receive approximately $0.1 million in cash distributions from its ownership interest in Quest Midstream for the second quarter of 2008.

For additional detail regarding QELP’s second quarter 2008 financial results and updated 2008 guidance, please see the partnership’s press release and Form 10-Q released on August 11, 2008.

Management Comment

Jerry Cash, Chairman, President, and Chief Executive Officer of QRCP said, “We are pleased to report solid operating performance for our second fiscal quarter. More important for our long-term outlook, shortly after the end of the quarter we significantly expanded our exposure to the emerging Marcellus Shale play in the Appalachian Basin through the joint acquisition of privately held PetroEdge Resources (WV) LLC (“PetroEdge”) by QRCP and QELP on attractive terms that we expect to create value for the equity holders of each of the Quest entities. Also after the end of the second quarter, we hired an experienced senior manager to lead our expansion in the area.”

“When combined with the farm-out agreement that we consummated in the quarter, QRCP owns the right to develop more than 122,000 net acres within the recognized fairway of this emerging shale play and more than 7,000 net acres outside the fairway. QRCP plans to drive reserve and production growth through the development of this large acreage position and fund the development with the distributions we receive from QELP and Quest Midstream and existing cash balances. In the second half of 2008, we plan to drill up to six wells on our Appalachian acreage, including up to three horizontal and three vertical wells.”

“With the PetroEdge acquisition, QELP added long-lived natural gas producing properties that are immediately accretive to distributable cash flow per unit, add geographic and geologic diversity, receive premium natural gas pricing, and offer numerous opportunities to complete the existing wells in additional formations with proved developed non-producing reserves. Subject to final approval from its Board of Directors, QELP anticipates the PetroEdge acquisition and organic growth from its Cherokee Basin operations to enable the partnership to increase its distribution paid in November for the third quarter of 2008 by an additional 16% and 28% to an annual rate of between $2.00 and $2.20 per unit, up from $1.72 per unit currently. The planned total distribution increase over the second and third quarters from the first quarter is consistent with the guidance QELP provided in conjunction with the closing of the PetroEdge acquisition.”

“Quest Midstream has the right of first offer on gathering and processing of QRCP’s and QELP’s production, and this acquisition provides Quest Midstream the opportunity to build a significant presence in Appalachia. Quest owns 85% of the general partner and a 36% limited partner interest in Quest Midstream.”

“We believe the future for Quest is bright as we continue the low-risk development of our large acreage position in the Cherokee Basin while building a new core area of operations in the Appalachian Basin. We look forward to developing our sizeable acreage position in the basin and further illustrating the benefits of our unique structure.”

Gas and Oil Production Segment Results

During the three and six months ended June 30, 2008 and 2007, QRCP primarily conducted its gas and oil production operations through QELP and owns 3,201,521 common units, 8,857,981 subordinated units, and a 2% general partner interest in the partnership.

Total net natural gas equivalent production averaged 57.3 million cubic feet equivalents per day (Mmcfe/d) for the second quarter of 2008, a 28% increase from an average of 44.7 Mmcfe/d for the second quarter of 2007. The increase was driven by our development program over the past twelve months as well as the $9.5 million acquisition of oil producing properties in the first quarter of 2008. Realized natural gas sales prices for the second quarter of 2008, including the impact of hedges, was $7.44 per Mcf, up from $6.84 per Mcf in the year ago quarter.

Total production costs, excluding gross production and ad valorem taxes, rose to $6.3 million from $5.6 million due to the first quarter acquisition, and higher electrical, legal, and road maintenance costs. On a per Mcfe basis, costs declined to $1.22 per Mcfe in the second quarter of 2008 from $1.38 per Mcfe in the second quarter of 2007. Gross production taxes rose by approximately 100% from the year ago quarter to $2.4 million from $1.2 million due to increased production and a 41% increase in wellhead natural gas prices.

In the first half of 2008, QELP successfully drilled 243 gross wells and connected 183 gross wells in the Cherokee Basin out of the 325 gross wells planned for the year. At December 31, 2007, QELP had the right to develop approximately 558,000 net acres in the Cherokee Basin, of which approximately 48% were undeveloped. At year end 2007, QELP had identified approximately 2,100 gross drilling locations on its acreage in the Cherokee Basin, of which approximately 800 were classified as proved undeveloped. These locations represent an approximate six and a half year inventory of drilling activity at the planned 2008 level of 325 wells.

Natural Gas Pipelines Segment Results

During the three and six months ended June 30, 2008 and 2007, QRCP primarily conducted its natural gas pipelines operations through Quest Midstream.

Quest Midstream increased the size of its low pressure gathering system in the Cherokee Basin to more than 2,100 miles after constructing approximately 118 miles of low pressure gas gathering pipelines in the first half of 2008. The gathering system is the largest in the Cherokee Basin with current capacity of approximately 85 Mmcfe/d and delivers virtually all its gathered gas into Southern Star Central Gas Pipeline at multiple interconnects. Quest Midstream also owns over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri.

Quest Midstream’s total gas pipeline revenue increased by 84% to $15.8 million for the second quarter of 2008 compared with $8.6 million in first quarter of 2007. This increase was principally driven by the 24% increase from the year ago period in throughput volumes from our Cherokee Basin properties, the higher compression and gathering fees payable by QELP under the midstream services agreement that was adjusted on January 1, 2008, and a $4.9 million contribution from KPC Pipeline which was acquired on November 1, 2007.

Pipeline operating costs for the three months ended June 30, 2008 totaled approximately $8.3 million as compared to pipeline operating costs of $4.3 million for the three months ended June 30, 2007. The increase in operating costs was due primarily to the cost to operate the KPC Pipeline, the delivery of additional compressors in anticipation of increased pipeline volumes in the Cherokee Basin, the number of wells completed and operated during the year, the increased miles of pipeline in service, and an increase in property taxes.

Appalachian Expansion

On July 11, 2008, QRCP completed the purchase of privately held PetroEdge for approximately $142.0 million, subject to post-closing adjustment. PetroEdge owns approximately 78,000 net acres of natural gas and oil producing properties in the Appalachian Basin with estimated net proved reserves of 99.6 billion cubic feet of natural gas equivalent (Bcfe) as of May 1, 2008 and net production of approximately 3.2 Mmcfe/d as of July 11, 2008.

Simultaneous with the closing of the acquisition, QRCP sold approximately 400 of the PetroEdge natural gas and oil producing wellbores and related assets with estimated net proved developed reserves of 32.9 Bcfe, to QELP for cash consideration of approximately $71.6 million, subject to post-closing adjustment. The acquisition of low-risk, producing wells with predictable production profiles that are immediately accretive to distributable cash flow is consistent with QELP’s strategy of providing sustainable distribution growth to its unitholders.

QRCP funded its portion of the acquisition with proceeds from its follow-on public offering of 8,800,000 shares of its common stock that closed on July 8, 2008.

In June, QRCP consummated a farm-out agreement with a private company that gives it the right to develop approximately 29,000 net acres in Potter County, Pennsylvania for a one-year period. All of the acreage is within the recognized fairway of the Marcellus Shale play. QRCP funded the $4 million initial cost of the agreement with existing cash balances. At the end of the farm-out period, QRCP has the option to acquire all of the deep rights on the acreage for an additional payment of $6.5 million. If QRCP does not exercise the purchase option, it is entitled to keep any acreage that was developed during the farm-out period.

QRCP plans to significantly increase its capital expenditure budget for the remainder of 2008. In the second half of 2008, QRCP plans to spend between $10 million and $15 million on projects in the Appalachian Basin to convert proved undeveloped reserves to proved developed and to add new reserves and production from currently unproven acreage. QRCP is currently in the process of drilling its first two horizontal wells targeting the Marcellus Shale formation in Wetzel County, West Virginia with completion expected in the fourth quarter of 2008 and is permitting its initial drilling locations in Lycoming County, Pennsylvania with two vertical wells planned before year end.

Conference Call

Quest will host a conference call to discuss 2008 second quarter operating and financial results on Tuesday, August 12, 2008 at 11:00 a.m. Eastern time. There will be a question and answer period following the presentation.

Call:	877-675-4752 (US/Canada) and 719-325-4848 (International) Passcode: 4681784

Internet:	Live and rebroadcast over the Internet: simply log on to www.qelp.net.

Replay:            Telephonically available through August 15, 2008 at 888-203-1112 (US/Canada) and 719-457-0820 (International) using passcode 4681784 or archived at www.qrcp.net.

About Quest Resource Corporation

Quest Resource Corporation is a fully integrated E&P company that owns: the right to develop approximately 130,000 net acres in the Appalachian Basin of the northeastern United States, including more than 122,000 acres prospective for the Marcellus Shale; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P.; and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Energy Partners, L.P. was formed by Quest Resource Corporation to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,400 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations in the Basin. The partnership also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States and in Seminole County, Oklahoma. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corporation to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns more than 2,100 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition and general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by Quest. In addition, there can be no assurance that the merger of Quest and Pinnacle will be approved by their respective shareholders. These risks, and other risks are detailed in Quest’s filings with the Securities and Exchange Commission, including risk factors listed in Quest’s latest annual report on Form 10-K and other filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income (loss) plus:

•	net interest expense;
•	depreciation, depletion and amortization expense;
•	gain (loss) on sale of assets;
•	provision for impairment of gas and oil properties;
•	cumulative effect of accounting change, net of tax;
•	change in derivative fair value; and
•	non-cash compensation expense.

Adjusted EBITDA is a significant performance metric used by Quest management, and by external users of Quest’s financial statements, such as investors, commercial banks, research analysts and others, to assess (prior to the establishment of any cash reserves) the cash distributions Quest Energy and Quest Midstream expect to pay their unitholders. Specifically, this financial measure indicates whether or not the partnership’s are generating cash flow at a level that can sustain or support an increase in their quarterly distribution rates without regard to the impact of financing methods, capital structure or historical cost basis of their assets.

Adjusted EBITDA also is used as a supplemental liquidity measure by Quest’s management, and by external users of Quest’s financial statements, such as investors, commercial banks, research analysts and others, to assess the ability of Quest’s assets to generate cash sufficient to pay interest costs, support its indebtedness, and the ability of Quest Energy and Quest Midstream to make distributions to their unitholders. Adjusted EBITDA is also used in calculating the financial covenants under the credit agreements for each of Quest Resource, Quest Midstream and Quest Energy.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations. Adjusted EBITDA does not include interest expense, income taxes, depreciation and amortization expense, change in derivative fair value or non-cash compensation expense. Because Quest Resource, Quest Energy and Quest Midstream have borrowed, and intend to borrow, money to finance their operations, interest expense is a necessary element of Quest’s overall costs. Because Quest Resource, Quest Energy and Quest Midstream use capital assets, depreciation and amortization are also necessary elements of Quest’s overall costs. Because Quest Resource and Quest Energy have used, and intend to use, derivative contracts to hedge their exposure to commodity prices, changes in the fair value of those contracts is also a necessary element of Quest’s overall costs. Because Quest Resource, Quest Energy and Quest Midstream have used, and intend to use, non-cash equity awards as part of their overall compensation package for executive officers and employees, non-cash compensation expense is a necessary element of Quest’s overall costs. Due to fluctuations in commodity prices, Impairments of oil and gas properties may at times be a material element of Quest’s business. In the future, income taxes may become a material element of Quest’s business. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, Quest management believes that it is important to consider both net income and net cash provided by operating activities determined under GAAP, as well as Adjusted EBITDA, to evaluate Quest’s financial performance and liquidity.

Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision-making processes.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (unaudited, in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income (loss)	$4,964	($4,487)	($6,678)	($7,798)
Minority interest	7,026	650	975	1,084
Net interest expense	5,174	7,507	10,281	14,443
Change in unrealized derivative value	(8,862)	(279)	14,969	185
Depreciation, depletion, and amortization[1]	13,745	9,219	27,320	17,747
(Gain) loss on sale of assets	30	299	(27)	234
Non-cash stock compensation	1,703	2,530	3,264	3,018
Adjusted EBITDA	$23,780	$15,439	$50,104	$28,913

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA (unaudited, in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net cash provided by operating activities	$32,179	$2,240	$41,490	$12,623
Net interest expense	5,174	7,507	10,281	14,443
Change in current assets and liabilities	(13,034)	6,391	(703)	3,087
Other net cash changes	(539)	(699)	(964)	(1,240)
Adjusted EBITDA	$23,780	$15,439	$50,104	$28,913

(1) Includes depreciation and amortization expense associated with company owned equipment which is included in oil and gas production costs and cost to plug and abandon an exploratory well in New Mexico.